Exhibit 2.1









                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           THERMO ELECTRON CORPORATION

                       THERMOLASE ACQUISITION CORPORATION

                                       AND

                             THERMOLASE CORPORATION



                          DATED AS OF DECEMBER 14, 1999



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                          AGREEMENT AND PLAN OF MERGER


      This AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 14, 1999 is by and among Thermo Electron Corporation ("Thermo Electron"), a Delaware corporation, ThermoLase Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of ThermoTrex Acquisition Corporation which in turn is a wholly owned subsidiary of Thermo Electron, and ThermoLase Corporation (the "Company"), a Delaware corporation.

                                    RECITALS

      A. Thermo Electron owns approximately 13.91%, and ThermoTrex Corporation ("ThermoTrex"), a Delaware corporation and majority owned subsidiary of Thermo Electron, owns approximately 71.06%, of the outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), and Thermo Electron desires to acquire all of the remaining outstanding shares of Company Common Stock.

      B. Thermo Electron has formed the Merger Sub as an indirect subsidiary with the intent of causing it to merge with the Company, as described in this Agreement.

      C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Thermo Electron and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger").

      D. The Board of Directors of Thermo Electron (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Thermo Electron and is in the best interests of Thermo Electron and its stockholders, and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

      E. The Board of Directors of the Company, on the recommendation of a special committee of the Board of Directors (the "Special Committee"), consisting of two directors of the Company who are not employees, officers or directors of Thermo Electron and its subsidiaries (other than the Company), and who are not officers or employees of the Company, (i) has determined that this Agreement, including the Exchange Ratio (as defined below), and the transactions contemplated by this Agreement, are fair to the stockholders of the Company (other than Thermo Electron and ThermoTrex) from a financial point of view, (ii) has approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company.

      F. Stonebridge Associates LLC (the "Financial Advisor") has delivered to the Special Committee, for its consideration and for inclusion in its entirety in the Proxy Statement to be delivered to the stockholders of the Company relating to the Merger, its written opinion that, subject to the various assumptions and limitations set forth therein, as of the date of such opinion the consideration to be received by the stockholders of the Company (other than Thermo Electron and ThermoTrex) is fair to such stockholders from a financial point of view.

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      G. Thermo  Electron,  the  Company  and Merger Sub desire to make  certain representations and warranties and other agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

      1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2. Effective Time; Closing. Subject to the provisions of this Agreement, the Surviving Corporation shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger, being the "Effective Time" and the date on which the Effective Time occurs being the "Effective Date") as early as practicable on the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the executive offices of Thermo Electron at a time and date to be specified by the parties, which shall be no later than the tenth business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to Thermo Electron the various certificates and instruments required under Article VI, (ii) Thermo Electron and Merger Sub shall deliver to the Company the various certificates and instruments required under Article VI and
(iii) the Company shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL.

      1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.


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      1.4.  Certificate of Incorporation; Bylaws.

            (a) Subject to the requirements of Section 5.10 hereof, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

            (b) Subject to the requirements of Section 5.10 hereof, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

      1.5. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to serve until their successors are duly elected or appointed and qualified.

      1.6. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            (a)   Exchange of the Company Common Stock and Units.

                  (i)    Subject  to the  balance  of  this  Section  1.6  and
                        Section 1.11 hereof, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6(e), and other than shares of Company Common Stock coupled with the right to have the Company redeem such share of Common Stock for $20.25 per share between April 3, 2001 and April 30, 2001 (the "Units")) will be automatically converted into the right to receive that number of validly issued, fully paid and nonassessable shares of the common stock, $1.00 par value, of Thermo Electron (the "Thermo Common Stock"), equal to the Exchange Ratio, determined as set forth in Section 1.6(f). Subject to Section 1.6(a)(ii) below, as of the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Stock Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

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                  (ii)   At the Effective  Time,  each issued and  outstanding
                        Unit will continue to have, and be subject to, the same terms and conditions applicable to the Units immediately prior to the Effective Time, except that each share of Company Common Stock included as part of the Unit will be automatically converted into that
                        number   of   validly    issued,    fully   paid   and
                        nonassessable shares of Thermo Common Stock equal to one share times the Exchange Ratio, determined as set
                        forth  in  Section   1.6(f),   and  except   that  the
                        redemption right associated with the Thermo Common Stock issued to the Unit holder shall be the right to have Thermo Electron redeem such Thermo Common Stock for cash in an amount per whole share of Thermo Common Stock included in such Unit or Units equal to $20.25 divided by the Exchange Ratio. Each Unit of
                        Thermo   Common  Stock   ("Thermo   Units")  shall  be
                        comprised of the fractional share of Thermo Common Stock determined as set forth in Section 1.6(f), coupled with the redemption right described above. Holders of fractional shares of Thermo Common Stock included in the Thermo Units shall have all of the rights of holders of whole shares of Thermo Common
                        Stock   except   that  the  rights   associated   with
                        fractional shares shall be proportional based on the fraction of a share owned by such holders, including without limitation with respect to voting rights, dividends, and distributions with respect to such fractional shares. As of the Effective Time, all Units shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate representing any Units shall cease to have any rights with respect thereto, except the right to receive the Unit Merger Consideration (as defined in Section 1.7(b)) upon surrender of the certificate representing such Units in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

            (b) Stock Option Plans. All options to purchase Company Common Stock outstanding immediately prior to the Effective Time under stock option plans maintained by the Company (the "Company Stock Option Plans"), shall be converted into options to purchase Thermo Common Stock in accordance with Section 5.8 hereof.

            (c) Convertible Debentures. All Company convertible debentures (the "Convertible Debentures") issued pursuant to a Fiscal Agency Agreement dated as of August 12, 1997 by and among the Company, Thermo Electron, and Bankers Trust Company, as Fiscal Agent, outstanding at the Effective Time shall remain the Convertible Debentures of the Company, provided however, that in lieu of Company Common Stock being issuable upon conversion of such Convertible Debentures, after the Effective Time, Thermo Common Stock shall be issuable upon conversion of such Convertible Debentures in accordance with the terms of the Fiscal Agency Agreement. At the Effective Time, the price at which Convertible Debentures then outstanding will be convertible into Thermo Common Stock shall be adjusted in accordance with the terms of the Fiscal Agency Agreement.

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

            (d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (e) Treasury Stock; Stock Held By Thermo Electron and ThermoTrex. Notwithstanding any other provision of this Agreement, each share of Company Common Stock issued and outstanding and owned by Thermo Electron, ThermoTrex or any wholly-owned subsidiary of Thermo Electron, together with all shares owned by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall cease to be outstanding, and shall automatically be cancelled and retired without payment of any consideration therefor, cash or otherwise, and cease to exist.

            (f) Determination and Adjustment of Exchange Ratio. The Exchange Ratio shall be determined as follows:

            The "Exchange Ratio" means the product obtained by multiplying (x) .158 by (y) the quotient obtained by dividing $14.906 by the Average Closing
Price and rounding to the nearest 1/10,000; provided, however that in the event that the Average Closing Price is less than $11.925, or greater than $17.887, then the Exchange Ratio shall be set at .198 and .132, respectively. The "Average Closing Price" shall be an amount equal to the average per share
closing  price  of  Thermo  Common  Stock,  as  reported  on  the   consolidated
transaction reporting system for the 20 trading days ending with the trading day immediately preceding the Effective Date.

            The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Company Common Stock or Thermo Common Stock, as the case may be), recapitalization or other like change without receipt of consideration with respect to either the Company Common Stock or the Thermo Common Stock occurring on or after the date hereof and prior to the Effective Time.

      1.7.  Surrender of Certificates.

            (a) Exchange Agent. Prior to the Effective Time, Thermo Electron shall authorize Boston Equiserve to act as the exchange agent (the "Exchange Agent") in the Merger. Immediately following the Effective Time, Thermo Electron shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock and Units, for exchange in accordance with the provisions of this Article I, certificates representing the shares of Thermo Common Stock and Thermo Units issuable pursuant to this Agreement in exchange for certificates representing outstanding shares of Company Common Stock and outstanding Units, and cash sufficient to make payments pursuant to Section 1.11 for fractional shares of Thermo Common Stock and fractional Thermo Units. The Thermo Common Stock and Thermo Units into which Company Common Stock and Units shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

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            (b) Exchange  Procedures.  As soon as practicable  after,  and in no event more than five business days after, the Effective Time, Thermo Electron shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate (a "Certificate" or the "Certificates") representing Company Common Stock or Units (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in such form and have such other provisions as Thermo Electron may reasonably specify and as are reasonably acceptable to the Company) and (ii) instructions for effecting the exchange of the Certificates for certificates representing shares of Thermo Common Stock or Thermo Units, as the case may be, as provided herein. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holders of Company Common Stock (excluding Company Common Stock included in any Units) shall be entitled to receive in exchange for their Certificates, (x) subject to Section 1.11, a certificate representing shares of Thermo Common Stock equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock represented by such Certificate, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 hereof, and (z) a check issued pursuant to Section 1.11 hereof for any fractional share of Thermo Common Stock (the consideration specified in clauses (x), (y) and (z)
above  are   referred   to   herein,   collectively,   as  the   "Stock   Merger
Consideration"),   and  the  Certificate  so  surrendered   shall  forthwith  be
cancelled; and holders of Units shall be entitled to receive in exchange for their Certificates, (I) subject to Section 1.11, Thermo Units in an amount equal to the Exchange Ratio multiplied by the number of Units represented by such Certificate, and (II) any dividends or other distributions to which such holder is entitled pursuant to Section 1.10 hereof. (the consideration specified in clauses (I) and (II) above are referred to herein, collectively, as the "Unit Merger Consideration"), and the Certificate so surrendered shall forthwith be cancelled. The term "Merger Consideration" means, collectively, the Stock Merger Consideration and the Unit Merger Consideration. In the event of a transfer of ownership of shares of Company Common Stock or Units which is not registered in the transfer records of the Company as of the Effective Time, the Stock Merger Consideration or the Unit Merger Consideration, as the case may be, may be delivered in accordance with this Article I to a transferee if the Certificate evidencing such shares or Units is presented to the Exchange Agent, accompanied by all documents required by law to evidence and effect such transfer pursuant to this Section. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Stock Merger Consideration or the Unit Merger Consideration, as the case may be.

            (c) Transfers of Ownership. If payment of the Merger Consideration is to be made to any person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment will have paid to Thermo Electron or any agent designated by it any transfer or other taxes required by reason of payment to a person other than the registered holder of the Certificate surrendered, or established to the reasonable satisfaction of Thermo Electron or any agent designated by it that such tax has been paid or is not payable.

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            (d) No Liability.  Notwithstanding  anything to the contrary in this
Section  1.7,  neither  the  Exchange  Agent,  Thermo  Electron,  the  Surviving
Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock or Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (e) Responsibility; Term. During the term of its engagement, the Exchange Agent shall be responsible for delivering certificates representing Thermo Common Stock or Thermo Units and the other Merger Consideration to the holders of properly endorsed Certificates that are returned to the Exchange Agent. Promptly following the date that is six months after the Effective Date, the Exchange Agent shall, upon request by Thermo Electron, deliver to Thermo Electron all cash, cancelled Certificates, certificates representing shares of Thermo Common Stock and Thermo Units and other documents in its possession relating to the transactions described in this Agreement, and the Exchange
Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing shares of Company Common Stock or Units may surrender such Certificate to Thermo Electron and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration represented by such Certificate, without any interest thereon.

      1.8. No Further Ownership Rights in Company Common Stock or Units. The Thermo Common Stock or Thermo Units, as the case may be, and cash, if any, delivered to the holders of Company Common Stock or Units upon the surrender of shares of Company Common Stock or Units in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock or Units.

      1.9. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver the certificates representing Thermo Common Stock or Thermo Units, as the case may be, and the other Merger Consideration in respect of such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that, as a condition precedent to the payment thereof, the owner of such lost, stolen or destroyed Certificates shall deliver a bond in such sum as Thermo Electron or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Thermo Electron or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed, unless Thermo Electron waives such requirement in writing.

      1.10. Dividends. No dividends or other distributions that are payable to the holders of record of Thermo Common Stock or Thermo Units as of a date on or after the Effective Time shall be paid to the holders of Company Common Stock or Units entitled by reason of the Merger to receive Thermo Common Stock or Thermo Units, as the case may be, until such holders surrender their Certificates in accordance with Section 1.7(b) or provide an affidavit and indemnity in accordance with Section 1.9. Upon such surrender, the Exchange Agent or Thermo Electron (in the event that the Exchange Agent's term has expired), shall pay or deliver to the persons in whose name the certificates representing such Thermo Common Stock or Thermo Units, as the case may be, are issued any dividends or other distributions that are payable to the holders of record of Thermo Common


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Stock or Thermo Units as of a date on or after the Effective Time and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions (except as expressly provided in any securities or other property that may be so dividended or distributed).

      1.11. Fractional Shares. No certificates or scrip representing fractional shares of Thermo Common Stock shall be issued to holders of Company Common Stock upon the surrender for exchange of Certificates, and such holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Thermo Electron with respect to any fractional shares of Thermo Common Stock that would otherwise be issued to such holders. In lieu of any fractional shares of Thermo Common Stock that would otherwise be issued, each holder of Company Common Stock that would have been entitled to receive a fractional share of Thermo Common Stock shall, upon proper surrender of such person's Certificates, receive a cash payment (rounded up to the nearest cent) equal to the closing price per share of Thermo Common Stock, as reported in the consolidated transaction reporting system on the trading day immediately preceding the Closing Date, multiplied by the fraction of a share that such holder would otherwise be entitled to receive. Fractional shares of Thermo Common Stock may be issued to holders of Units.

      1.12. Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Units shall thereafter be made. If, after the Effective Time, Certificates are presented to Thermo Electron, they shall be canceled and exchanged for Merger Consideration in accordance with Article I.

      1.13. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Thermo Electron and Merger Sub as follows:

      2.1. Organization of the Company. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed by the Company to be conducted, and is duly qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company. In this Agreement, the term "Material Adverse Effect" used in reference to the Company means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of the Company and its subsidiaries, taken as a whole.

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      2.2.  Company  Capital  Structure.  The  authorized  capital  stock of the
Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, of which there were 39,347,996 shares issued and outstanding as of
October  31,  1999  (including   2,000,000  shares  that  are  included  in  the
outstanding Units), and 1,481,136 shares in treasury. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of October 27, 1999, an aggregate of 2,985,320 shares of Company Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to Company Stock Option Plans, under which options were outstanding for an aggregate of 1,642,283 shares as of such date. As of October 27, 1999, 6,614,897 shares of Company Common Stock were reserved for issuance upon the conversion of the Convertible Debentures and 100,000 shares of Company Common Stock were reserved for issuance under the Company Directors Deferred Compensation Plan. All shares of Company Common Stock subject to issuance as
aforesaid,   upon  issuance  on  the  terms  and  conditions  specified  in  the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.

      2.3.  Authority.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption of this Agreement by the Company's stockholders by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Vote") and the filing and recording of the Certificate of Merger pursuant to the DGCL. Under the DGCL, the Company's stockholders may adopt this Agreement by vote of the holders of a majority of the outstanding shares of Company Common Stock. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Thermo Electron and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or (ii) subject to obtaining the Company Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its material subsidiaries or by which its or their respective properties is bound, except, with respect to clause (ii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on the Company or the Surviving Corporation.

            (b)  No   consent,   approval,   order  or   authorization   of,  or
registration, declaration or filing with any court, administrative agency or commission or other governmental or regulatory body or authority or instrumentality ("Governmental Entity") is required by or with respect to the

Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing by the Company and Thermo Electron of the Proxy Statement and the Registration Statement (as defined in Section 5.1), respectively, with the U.S. Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

      2.4. Board Approval. The Board of Directors of the Company, upon recommendation of the Special Committee that this Agreement, including the Exchange Ratio, is fair to, and in the best interests of, the Company and its stockholders (other than Thermo Electron and ThermoTrex), has, as of the date of this Agreement, unanimously (i) adopted a resolution approving this Agreement and declaring its advisability, (ii) determined that the Merger is fair to the stockholders of the Company and in the best interests of the Company, and (iii) determined to recommend that the stockholders of the Company vote to adopt this Agreement.

      2.5. Fairness Opinion. The Special Committee has received an opinion from the Financial Advisor dated December 14, 1999 that, as of such date, the consideration to be received by the Company's stockholders in the Merger is fair, from a financial point of view, to the Company's stockholders other than Thermo Electron, ThermoTrex and their affiliates (other than the Company).

      2.6 Registration Statement, Proxy Statement/Prospectus. The information supplied by the Company for inclusion in the Registration Statement (as defined in Section 5.1(a)) (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) shall not at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made. Other than with respect to the information supplied by Thermo Electron or the Merger Sub, the Proxy Statement (as defined in Section 5.1(a)) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting (as defined in Section 5.1(b)) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (other than with respect to information relating to Thermo Electron and/or Merger Sub) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND MERGER SUB

      Thermo Electron and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

      3.1. Organization. Thermo Electron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, each has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Thermo
Electron. In this Agreement, the term "Material Adverse Effect" used in reference to Thermo Electron means any event, change or effect, that is or is reasonably likely to be, individually or in the aggregate with other events, changes or effects, materially adverse to the financial condition, assets, liabilities, results of operations or business of Thermo Electron and its subsidiaries, taken as a whole.

      3.2.  Authority.

            (a) Each of Thermo Electron and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Thermo Electron and Merger Sub, subject only to the filing and recording of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Thermo Electron and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes the valid and binding obligation of each of Thermo Electron and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by each of Thermo Electron and Merger Sub do not, and the performance of this Agreement by each of Thermo Electron and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Thermo Electron or the Certificate of Incorporation or Bylaws of Merger Sub or of any material subsidiary, direct or indirect, of Thermo Electron (including Merger Sub, but excluding the Company and its subsidiaries) (each, a "Material Thermo Subsidiary"), (ii) subject to compliance with the requirements set forth in Section 3.2(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Thermo Electron or any Material Thermo Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Thermo Electron's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Thermo Electron or any Material Thermo Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Thermo Electron or any Material Thermo Subsidiaries is a party or by which Thermo Electron or any Material Thermo Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clause (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Thermo Electron.

      (b) All shares of Thermo Common Stock and Thermo Units issuable in accordance with this Agreement, and shares of Thermo Common Stock which will be subject to issuance pursuant to Company Stock Option Plans or the Convertible

Debentures will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or Merger Sub or any other agreement or document to which either is a party or by which either is bound.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Thermo Electron or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) the filing of the Proxy Statement and the Registration Statement (as defined in Section 5.1) with the SEC in accordance with the Securities Act and the Exchange Act, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws.

      3.3   Capitalization.

      (a) The authorized capital stock of Thermo Electron consists of 350,000,000 shares of Thermo Common Stock, par value $1.00 per share, of which there were 158,236,781 shares issued and outstanding as of October 2, 1999, and 9,011,451 shares in treasury as of October 2, 1999, and 50,000 shares of preferred stock, $100 par value per share, of which 40,000 shares have been designated Series B Junior Participating Preferred Stock, none of which are issued and outstanding. All of the outstanding shares of Thermo Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Thermo Electron or any agreement or document to which Thermo Electron or any subsidiary of Thermo Electron is a party or by which it is bound. As of October 2, 1999, an aggregate of 15,653,373 shares of Thermo Common Stock, net of exercises, were reserved for issuance to employees, consultants and non-employee directors pursuant to stock option plans maintained by Thermo Electron or any subsidiary of Thermo Electron, under which options are outstanding for an aggregate of 11,912,116 shares. As of October 2, 1999, an aggregate of 15,476,191 shares of Thermo Common Stock were reserved for issuance upon the conversion of convertible debentures issued by Thermo Electron. All shares of Thermo Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness of Thermo Electron issued and outstanding which have rights to vote in the election of directors of Thermo Electron. Except as described in the Thermo Reports (as defined in Section 3.4) filed prior to the date of this Agreement, there are no other material outstanding options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements of any character to which Thermo Electron or any of its subsidiaries is a party or by which it is bound, obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron or obligating Thermo Electron to grant or enter into any such option, warrant, equity security, call, right, commitment or agreement.

      (b) Thermo Electron has also assumed the obligations of certain of its subsidiaries under stock option plans which have been modified to provide that option holders have the right to acquire shares of Thermo Electron common stock on certain terms and conditions. The options to acquire additional shares of

Thermo Common Stock assumed by Thermo Electron in connection with signed merger agreements with its majority owned subsidiaries which options are not reflected in the number of shares identified in Section 3.3(a) as reserved for issuance pursuant to Thermo Electron Stock Option Plans, constitute less than one percent of the issued and outstanding shares of Thermo Common Stock issued and outstanding as of October 2, 1999. Since October 2, 1999, other than pursuant to merger agreements with its majority owned subsidiaries, Thermo Electron has not issued additional options, warrants, equity securities, subscriptions, calls, rights, commitments or agreements obligating Thermo Electron to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Thermo Electron obligating Thermo Electron to grant or enter into options, warrants, equity securities, calls, rights, commitments or agreements.

      (c) As of the date of this Agreement, no Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date has occurred (as such terms are defined in the Rights Agreement dated January 19, 1996, as amended, by and between Thermo Electron and BankBoston, N.A. (the "Rights Agreement")), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

      3.4 Reports and Financial Statements. Thermo Electron has filed all material forms, reports and documents required to be filed with the SEC since January 1, 1997. Thermo Electron has made available to the Company complete and accurate copies, as amended or supplemented, of (a) its Annual Report on Form 10-K for the fiscal year ended January 2, 1999 as filed with the SEC, and (b) all other reports filed by Thermo Electron with the SEC under Sections 13 or 14 of the Exchange Act since January 2, 1999 (such reports are collectively referred to herein as the "Thermo Reports"). Since October 2, 1999, there has been no change in the business, financial condition or results of operations of Thermo Electron that has resulted or is reasonably likely to result in a Material Adverse Effect on Thermo Electron. As of their respective dates, the Thermo Reports (i) complied in all material respects with the requirements of the Exchange Act and the applicable rules of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Thermo Electron included in the Thermo Reports (in each case including the notes thereto) (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present, in all material respects, the consolidated financial condition, results of operation and cash flows of Thermo Electron as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Thermo Electron. There are no liabilities of Thermo Electron which are not disclosed in the Thermo Reports which would be reasonably likely to have a Material Adverse Effect on Thermo Electron.

      3.5 Information Provided to Financial Advisor. To the knowledge of Thermo Electron, the information provided by Thermo Electron and the Company to the Financial Advisor in connection with the Merger does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing sentence, any projections or forward-looking statements shall not be deemed to be statements of material fact; however, the projections were prepared in good faith and based on assumptions that were reasonable at the time such projections were prepared, given the information known by management at such time. Furthermore, it is recognized that such projections and forward-looking statements do not constitute any warranty as to the future performance of Thermo Electron or the Company and that actual results may vary from projected results.

      3.6 Litigation. Except as discussed in the Thermo Reports, there are no suits, actions, arbitrations, demands, claims or proceedings pending, or to the knowledge of Thermo Electron, threatened against Thermo Electron or any subsidiary of Thermo Electron which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Thermo Electron.

      3.7 Merger Sub. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and has incurred no material liabilities or obligations other than those arising under this Agreement.

      3.8 Registration Statement; Proxy Statement/Prospectus. Other than with respect to the information supplied by the Company, the Registration Statement shall not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. The information supplied by Thermo Electron for inclusion in the Proxy Statement (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) shall not, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply (with respect to information relating to Thermo Electron) as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1. Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except for such actions which are contemplated by this Agreement or reasonably appropriate in connection with the transactions contemplated by this Agreement, and except as consented to by Thermo Electron, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

      4.2. Conduct of Business by Thermo Electron. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Thermo Electron shall not, and shall not permit any Material Thermo Subsidiary to, take any action which would make any of the representations and warranties of Thermo
Electron contained herein untrue or cause Thermo Electron not to be in compliance with any covenant set forth herein.


                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1.  Registration Statement; Other Filings.

            (a) As promptly as practicable after the execution of this Agreement, the Company and Thermo Electron will jointly prepare and file with the SEC a preliminary proxy statement (with appropriate requests for confidential treatment) relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Thermo Electron will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Thermo Electron will use its best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Thermo Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.

             (b) The information supplied by the Company for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by the Company with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the adoption of this Agreement and approval of the Merger (the "Company Stockholders' Meeting") (including any information incorporated by reference in the Proxy Statement from other filings made by the Company with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

             (c) The information supplied by Thermo Electron and Merger Sub for inclusion in the Registration Statement (including any information incorporated by reference in the Registration Statement from other filings made by Thermo Electron with the SEC) will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Thermo Electron and Merger Sub for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders' Meeting (including any information incorporated by reference in the Proxy Statement from other filings made by Thermo Electron with the SEC) will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company stockholders, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they were made, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading.

            (d) The Proxy Statement will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines after consultation with outside legal counsel that failure to do so would violate the Special Committee's fiduciary duties under applicable law).

            (e) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement (except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law).

            (f) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Sections 5.1(d) or (e) hereof, the Proxy Statement will reflect such action.

      5.2. Meeting of the Company Stockholders. Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as reasonably practicable for the purpose of voting upon this Agreement. Unless the Special Committee determines after consultation with outside legal counsel that to do so would be inconsistent with the Board's or the Special Committee's fiduciary duties under applicable law, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals. Thermo Electron shall vote, or cause to be voted, all of the Company Common Stock then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

      5.3. Access to Information. Subject to applicable legal restrictions, each of the parties hereto will afford the other (including, in the case of the Company, the Special Committee) and each of their respective accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of each of them during the period prior to the Effective Time to obtain all information concerning their respective businesses, including the status of their respective product development efforts, properties, results of operations and personnel, as each of them may reasonably request. Each of the parties hereto agrees that it will, and will cause its representatives and agents to, keep all such information confidential and will not, and will cause its representatives or agents not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, none of the parties hereto shall be required to keep confidential any information (i) which is or becomes generally available to the public, other than by wrongful disclosure by the disclosing party in violation of this Agreement or (ii) which becomes available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or any officer or director of such party.

      5.4. Public Disclosure. Thermo Electron and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. Promptly upon the execution hereof, the parties shall jointly make a press release with respect to the transactions contemplated by this Agreement, in form reasonably satisfactory to the Special Committee.

      5.5. Legal Requirements. Subject to the terms of this Agreement, each of Thermo Electron, Merger Sub and the Company will take all reasonable actions necessary or desirable to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and including using its reasonable best efforts to defend any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

      5.6. Notification of Certain Matters. Subject to the terms of this Agreement, Thermo Electron and Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to Thermo Electron, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Thermo Electron and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From the date of this Agreement until the Effective Time, Thermo Electron will give prompt notice to the Company and the Special Committee of any written offers or indications of interest it receives from a prospective purchaser of any material properties or assets of the Company or its subsidiaries, which set forth a proposed purchase price greater than $50 million or in which the book value of the assets being sold is greater than $10 million, other than sales of assets and services in the ordinary course of business. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

      5.7. Best Efforts and Further Assurances. Subject to the respective rights and obligations of Thermo Electron and the Company under this Agreement, each of the parties to this Agreement will use its reasonable best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, it being understood that such efforts shall not include any obligation to settle any litigation prompted hereby. Subject to the terms hereof, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

      5.8.  Stock Option Plans; Reservation of Shares.

      (a) At the Effective Time, each outstanding option to purchase shares of the Company Common Stock (each a "Company Stock Option") under the Company Stock Option Plans, whether or not exercisable, will be assumed by Thermo Electron. Each Company Stock Option so assumed by Thermo Electron under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Thermo Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), and (ii) the per share exercise price for the shares of Thermo Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Thermo Electron will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by Thermo Electron.

      (b) Thermo Electron will reserve sufficient shares of Thermo Common Stock for issuance under this Section 5.8 and pursuant to conversion of the Convertible Debentures.

      5.9. Thermo Electron Form S-8. Thermo Electron agrees to file a registration statement on Form S-8 or, if possible, an amendment to Thermo Electron's then effective registration statement on Form S-8, for the shares of Thermo Common Stock issuable with respect to the assumed Company Stock Options within five (5) business days after the Effective Time and shall use its best efforts to keep such registration statement effective for so long as any such options remain outstanding.

      5.10. Indemnification; Insurance.

            (a) The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of the Company, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the date hereof or at any time from the date hereof to the Effective Time, were directors or officers of the Company, unless such modification is required by law. The Surviving Corporation shall, and Thermo Electron will cause the Surviving Corporation to, fulfill and honor in all respects the indemnification obligations of the Company pursuant to the provisions of the Certificate of Incorporation and the Bylaws of the Company as in effect on the date of this Agreement.

            (b) For a period of six (6) years after the Effective Time, Thermo Electron shall cause the Surviving Corporation to, either directly or through participation in Thermo Electron's umbrella policy, maintain in effect a directors' and officers' liability insurance policy covering those Company directors and officers currently covered by Thermo Electron's liability insurance policy with coverage no less favorable in amount and scope than existing coverage for such Company directors and officers (which coverage may be an endorsement extending the period in which claims may be made under such existing policy); provided, however, that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.10, directly or through participation in Thermo Electron's policy, an amount per annum in excess of 175% of the current annual premiums, as adjusted for inflation each year, allocable and payable by the Company (the "Maximum Premium") with respect to such insurance, or, if the cost of such insurance exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium.

            (c)  The  Company  shall,  to the  fullest  extent  permitted  under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless each of Carliss Y. Baldwin and I. MacAllister Booth (collectively, the "Outside Directors") against all costs and expenses
(including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in the Outside Directors' capacity as directors (including, without limitation, as members of the Special Committee) or fiduciaries of the Company (including, without limitation, in connection with the transactions contemplated by this Agreement) occurring on, before or after the Effective Time (or, if this Agreement is terminated without the Merger becoming effective, occurring on, before or after the date of such termination), until the expiration of the statute of limitations relating thereto (and shall pay any expenses in advance of the final disposition of such action or proceeding to the Outside Directors to the fullest extent permitted under applicable law, upon receipt from the Outside Directors of an undertaking (which need not be secured or subject to a bond or other requirement) to repay any advanced expenses if it shall ultimately be determined that the Outside Directors are not entitled to be indemnified against such expenses). If the Merger becomes effective, Thermo Electron shall be jointly and severally responsible, to the fullest extent permitted by applicable law (it being understood that applicable law may permit Thermo Electron to indemnify or advance expenses to the Outside Directors under circumstances in which the Company could not do so), for the indemnification and advancement of expenses obligations provided for in the first sentence of this
Section 5.10(c). If the Merger does not become effective, Thermo Electron shall have the same responsibilities set forth in the immediately preceding sentence, except that Thermo Electron shall have no responsibility for indemnifying or advancing expenses to the Outside Directors with respect to matters that do not arise out of or pertain to the work of the Special Committee, this Agreement or the transactions contemplated hereby. In the event of any claim, action, suit, proceeding or investigation covered by this Section 5.10(c), (i) the Company, Thermo Electron and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Outside Directors, promptly after statements therefor are received, and (ii) the Company, Thermo Electron and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Thermo Electron nor the Surviving Corporation shall be liable for any settlement effected without Thermo Electron's prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that, in the event any claim for indemnification is asserted or made within the period prior to the expiration of the applicable statute of limitations, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. In connection with Thermo Electron or the Surviving Corporation making any payment or advancing any funds pursuant to this Section 5.10(c), Thermo Electron or the Surviving Corporation, as the case may be, shall be entitled to require the Outside Directors to use commercially reasonable efforts, at the cost and expense of Thermo Electron and the Surviving Corporation, to cause Thermo Electron or the Surviving Corporation, as the case may be, to be subrogated to the Outside Directors' rights under any insurance coverage maintained by the Surviving Corporation, Thermo Electron or any of their respective affiliates with respect to the underlying subject matter of, and to the extent of, such payment or advance.

            (d) In the event the Company, Thermo Electron or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Thermo Electron and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 5.10.

            (e) This Section 5.10 shall survive the Effective  Time for a period of six (6) years and is intended to benefit the Company, the Surviving Corporation and those individuals who, at or prior to the Effective Time, were directors or officers of the Company and their respective heirs and representatives (each of whom shall be entitled to enforce this Section 5.10 against Thermo Electron or the Surviving Corporation) and shall be binding on all successors and assigns of Thermo Electron and the Surviving Corporation.

            (f) The rights of the officers and directors of the Company (including, without limitation, the Outside Directors) under this Section 5.10 are in addition to any rights of such persons under separate indemnification agreements any such persons may have with the Company and/or Thermo Electron, under the Certificate of Incorporation or Bylaws of the Company or Thermo Electron or otherwise.

      5.11. Deferred Compensation Plan. At the Effective Time, the Company Directors Deferred Compensation Plan will terminate, and the Company will distribute to each participant Thermo Common Stock in amounts determined by multiplying the Exchange Ratio by the balance of the stock units credited to such participant's deferred compensation account under the Company Directors Deferred Compensation Plan as of the Effective Time, adjusted as described in
Section 1.6(f) and Section 1.11 of this Agreement.

      5.12 Compliance by Merger Sub. Thermo Electron shall cause Merger Sub to timely perform and comply with all of its obligations under or related to this Agreement.

      5.13 NYSE Listing. Thermo Electron shall use its best efforts to cause all shares of Thermo Common Stock issuable (i) to holders of Company Common Stock as a result of the Merger, (ii) upon conversion of the Convertible Debentures, and
(iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, to be authorized for listing on the New York Stock Exchange.

      5.14 AMEX Listing. Thermo Electron shall use its best efforts to cause all Thermo Units to be authorized for listing on the American Stock Exchange.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (b) Registration Statements. The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (c) NYSE and AMEX Listings. The Thermo Common Stock issuable (i) to holders of Company Common Stock, (ii) upon conversion of the Convertible
Debentures, and (iii) pursuant to Company Stock Option Plans as assumed by Thermo Electron pursuant to this Agreement, shall have been authorized for listing on the New York Stock Exchange; and the Thermo Units shall have been authorized for listing on the American Stock Exchange.

            (d) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote under the DGCL by the stockholders of the Company.

            (e) Rights Agreement. No Stock Acquisition Date or other event that would result in the occurrence of a Distribution Date shall have occurred (as such terms are defined in the Rights Agreement), with respect to the rights to purchase a unit consisting of one ten-thousandth of a share of Thermo Electron's Series B Junior Participating Preferred Stock pursuant to the Rights Agreement.

      6.2. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company (provided that the Special Committee shall have consented in writing to any such waiver):

            (a) Representations and Warranties. The representations and warranties of Thermo Electron and Merger Sub contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes expressly contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time; and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

            (b) Agreements and Covenants. Thermo Electron and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of Thermo Electron by the President, Chief Executive Officer or Vice President of Thermo Electron.

            (c) Fairness Opinion. At the time of mailing of the Proxy Statement to the stockholders of the Company and at the Effective Time, the Financial Advisor shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and the Financial Advisor shall not have withdrawn such opinion.

            (d) State Securities Laws. Any and all necessary state securities approvals for the issuance of Thermo Common Stock pursuant to this Agreement shall have been obtained.

            (e) Certificate Regarding No Material Adverse Change. The Company shall have received a certificate signed on behalf of Thermo Electron by its President, Chief Executive Officer or Vice President stating that there has been no change in the business, financial condition, or results of operations of Thermo Electron that has resulted in or is reasonably likely to result in a Material Adverse Effect on Thermo Electron.

      6.3. Additional Conditions to the Obligations of Thermo Electron and Merger Sub. The obligations of Thermo Electron and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Thermo Electron and Merger Sub:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those already qualified by a materiality standard, which shall be true and correct in all respects) on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases, where the failure to be so true and correct would not have a Material Adverse Effect on the Company; and Thermo Electron and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Thermo Electron shall have received a certificate to such effect signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company.

            (c) No Withdrawal of Special Committee Recommendation. The Special Committee shall not have withdrawn its recommendation to the Board of Directors to approve this Agreement and the Merger as set forth in Section 2.4 hereof.

            (d) Stockholder Approval. This Agreement shall have been approved and adopted by the Company Vote.

            (e) Certificate Regarding No Material Adverse Change. Thermo Electron and Merger Sub shall have received a certificate signed on behalf of the Company by the President, Chief Executive Officer or Vice President of the Company stating that there has been no change in the business, financial condition, or results of operations of the Company that has resulted in or is reasonably likely to result in a Material Adverse Effect on the Company.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement by the stockholders of the Company:

            (a) by mutual written consent duly authorized by the Boards of Directors of Merger Sub and the Company (with the concurrence of the Special Committee);

            (b) by either the Company (with the concurrence of the Special Committee) or Merger Sub if the Merger shall not have been consummated by September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

            (c) by either the Company (with the concurrence of the Special Committee) or Merger Sub if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

            (d) by either the Company (with the concurrence of the Special Committee) or Merger Sub if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain stockholder approval of the Company shall have been caused by the action or failure to act of the Company in breach of this Agreement and the right to terminate this Agreement under this
Section 7.1(d) shall not be available to Thermo Electron or Merger Sub where the failure to obtain the requisite vote by the stockholders of the Company shall have been caused by the action or failure to act of Thermo Electron or Merger Sub in breach of this Agreement or by the failure of Thermo Electron or any direct or indirect subsidiary of Thermo Electron (whether or not wholly-owned) to vote its shares of Company Common Stock in favor of the Merger and this Agreement);

            (e) by the Company (with the concurrence of the Special Committee), upon a breach of any representation, warranty, covenant or agreement on the part of Thermo Electron or Merger Sub set forth in this Agreement, if (i) as a result of such breach the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by Thermo Electron or Merger Sub within ten (10) business days following receipt by Thermo Electron of written notice of such breach from the Company;

            (f) by Merger Sub, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, if
(i) as a result of such  breach the  conditions  set forth in Section  6.3(a) or
Section 6.3(b) would not be satisfied as of the time of such breach and (ii) such breach shall not have been cured by the Company within ten (10) business days following receipt by the Company of written notice of such breach from Merger Sub;

            (g) by the Company if the Board of Directors determines after consultation with outside legal counsel that failure to do so would violate the Board's fiduciary duties under applicable law;

            (h) by Merger Sub upon the Company's inability to provide the certificate required by Section 6.3(e) hereof and its continuing inability to provide such certificate within fifteen (15) business days following receipt by the Company of written notice from Merger Sub; or

      7.2. Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto (or, in the case of a termination pursuant to Section 7.1(e), 7.1(f), or 7.1(h), the expiration of the ten or fifteen business day period referred to therein). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) the confidentiality obligations of each party hereto contained in Section 5.3, the covenants and obligations set forth in Section 5.10 and the provisions of Sections 7.2, 7.3 and 8.1 shall survive any such termination and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement.

      7.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Thermo Electron, whether or not the Merger is consummated.

      7.4. Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that the Company may not amend this Agreement without the concurrence of the Special Committee.

      7.5. Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that the Company may not take any such actions without the concurrence of the Special Committee. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1. Non-Survival of Representations and Warranties. The representations and warranties of the Company, Thermo Electron and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms, or as the context requires, survive the Effective Time shall survive the Effective Time.

      8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

      (a)   if to Thermo Electron or Merger Sub, to:

            Thermo Electron Corporation
            81 Wyman Street
            Waltham, MA 02454
            Attention:  President
                  Telephone: (781) 622-1000
                  Facsimile: (781) 622-1283

            with a copy to:

            Thermo Electron Corporation
            81 Wyman Street
            Waltham, MA  02454
                  Attention:  General Counsel
                  Telephone: (781) 622-1000
                  Facsimile: (781) 622-1283

      (b)   if to the Company, to

            ThermoLase Corporation
            2055-C Luna Road
            Carrollton, TX  75006
            Attention:  President
            Telephone:  (972) 488-0710
            Facsimile:  (972) 241-0669
            with a copy (which shall not constitute notice to the Company) to:

            Sullivan & Worcester LLP
            One Post Office Square
            Boston, MA  02109
                  Attention:  Harvey E. Bines. Esq.
                  Telephone: (617) 338-2800
                  Facsimile: (617) 338-2880

      8.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.4. Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, with the exception of the agreements relating to the Convertible Debentures, the Units, the Company Stock Option Plans and any agreements relating to the indemnification of members of the Board; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein. Notwithstanding the foregoing, Section 5.10 hereof is intended to be for the benefit of, and may be enforced by, those individuals who, as of the date hereof and at any time from the date hereof to the Effective Time, were directors or officers of the Company.

      8.5. Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.6. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, except to the extent that the DGCL applies.

      8.8. Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

      8.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


                 [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, Thermo Electron, Merger Sub and the Company have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                   THERMO ELECTRON CORPORATION


                                   By:  /s/ Theo Melas-Kyriazi
                                        --------------------------------
                                   Name:    Theo Melas-Kyriazi
                                   Title:   Vice President and
                                            Chief Financial Officer


                                   THERMOLASE ACQUISITION
                                   CORPORATION


                                   By:  /s/ John T. Keiser
                                        --------------------------------
                                   Name:    John T. Keiser
                                   Title:   President


                                   THERMOLASE CORPORATION


                                   By:  /s/ Kenneth J. Apicerno
                                        --------------------------------
                                   Name:     Kenneth J. Apicerno
                                   Title:    Treasurer

                                TABLE OF CONTENTS

                                                                            Page




ARTICLE I THE MERGER.........................................................2

1.1.  The Merger.............................................................2

1.2.  Effective Time; Closing................................................2

1.3.  Effect of the Merger...................................................2

1.4.  Certificate of Incorporation; Bylaws...................................3

1.5.  Directors and Officers.................................................3

1.6.  Effect on Capital Stock................................................3

1.7.  Surrender of Certificates..............................................5

1.8.  No Further Ownership Rights in Company Common Stock or Units...........7

1.9.  Lost, Stolen or Destroyed Certificates.................................7

1.10. Dividends..............................................................7

1.11. Fractional Shares......................................................8

1.12. Closing of Transfer Books..............................................8

1.13. Taking of Necessary Action; Further Action.............................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................8

2.1.  Organization of the Company............................................8

2.2.  Company Capital Structure..............................................9

2.3.  Authority..............................................................9

2.4.  Board Approval........................................................10

2.5.  Fairness Opinion......................................................10

2.6   Registration Statement; Proxy Statement/Prospectus....................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THERMO ELECTRON AND
      MERGER SUB............................................................10

3.1.  Organization..........................................................11

3.2.  Authority.............................................................11

3.3.  Capitalization........................................................12

3.4   Reports and Financial Statements......................................13

3.5   Information Provided to Financial Advisor.............................13

3.6   Litigation............................................................14

3.7   Merger Sub........................................................... 14

3.8   Registration Statement; Proxy Statement/Prospectus................... 14

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..............................14

4.1.  Conduct of Business by the Company....................................14

4.2.  Conduct of Business by Thermo Electron................................15

ARTICLE V ADDITIONAL AGREEMENTS.............................................15

5.1.  Registration Statement; Other Filings.................................15

5.2.  Meeting of the Company Stockholders...................................17

5.3.  Access to Information.................................................17

5.4.  Public Disclosure.....................................................17

5.5.  Legal Requirements....................................................17

5.6.  Notification of Certain Matters.......................................18

5.7.  Best Efforts and Further Assurances...................................18

5.8.  Stock Option Plans; Reservation of Shares.............................18

5.9.  Thermo Electron Form S-8..............................................19

5.10. Indemnification; Insurance............................................19

5.11. Deferred Compensation Plan............................................21

Compliance by Merger Sub....................................................21

5.14  NYSE Listing .........................................................21

5.14. AMEX Listing..........................................................21

ARTICLE VI CONDITIONS TO THE MERGER.........................................22

6.1.  Conditions to Obligations of Each Party to Effect the Merger..........22

6.2.  Additional Conditions to Obligations of the Company...................22

6.3.  Additional Conditions to the Obligations of Thermo Electron and
      Merger Sub............................................................23

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER...............................24

7.1.  Termination...........................................................24

7.2.  Notice of Termination; Effect of Termination..........................25

7.3.  Fees and Expenses.....................................................25

7.4.  Amendment.............................................................25

7.5.  Extension; Waiver.....................................................25

ARTICLE VIII GENERAL PROVISIONS.............................................26

8.1.  Non-Survival of Representations and Warranties........................26

8.2.  Notices...............................................................26

8.3.  Counterparts..........................................................27

8.4.  Entire Agreement......................................................27

8.5.  Severability..........................................................27

8.6.  Other Remedies; Specific Performance..................................27

8.7.  Governing Law.........................................................28

8.8.  Assignment............................................................28

8.9   Headings..............................................................28